Exhibit 4.4

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 30, 2016, by and among Laureate Education, Inc., a Delaware public benefit corporation (the “Issuer”), the guarantors party hereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture, dated as of July 25, 2012, as supplemented by a First Supplemental Indenture dated as of November 13, 2012, and a Second Supplemental Indenture, dated as of December 29, 2015 (collectively, the “Indenture”), providing for the issuance of 9.250% Senior Notes due 2019 (the “2019 Notes”);

WHEREAS, Section 2.01(d) of the Indenture provides that Additional Notes (as defined in the Indenture) ranking pari passu with the Initial Notes (as defined in the Indenture) may be created and issued from time to time by the Issuer (subject to the Issuer’s compliance with Section 4.09 of the Indenture) without notice to or consent of the Holders (as defined in the Indenture) and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; and

WHEREAS, the Issuer and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing $10,453,000 in aggregate principal amount of Additional Notes in definitive form, having terms substantially identical in all material respects to the 2019 Notes (together with the 2019 Notes, the “Notes”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)                                 Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)                                 Additional Notes.  As of the date hereof, the Issuer will issue the Additional Notes under the Indenture in definitive form, having terms substantially identical in all material respects to the 2019 Notes, at an issue price of 100.00%.  The 2019 Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture.

(3)                                 Authentication of Additional Notes. The Trustee shall, pursuant to an Issuer Authentication Order delivered in accordance with Section 2.02 of the Indenture, authenticate and deliver the Additional Notes for an aggregate principal amount specified in such Issuer Authentication Order.

(4)                                 Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound thereby.

(5)                                 Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6)                                 Severability. In case any provision in this Third Supplemental Indenture, the Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(7)                                 Successors. This Third Supplemental Indenture shall be binding on the Issuer, the Guarantors, the Trustee and the Holders and their respective successors and assigns, and shall inure to the benefit of such parties and their respective successors and assigns.

(8)                                 Counterparts.  The parties may sign any number of copies of this Third Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

(9)                                 Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

(10)                          The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Very truly yours,

LAUREATE EDUCATION, INC.

By:	/s/ Robert W. Zentz
Name:	Robert W. Zentz
Title:	Senior Vice President, Secretary and General Counsel

LAUREATE VENTURES, INC.
LAUREATE INTERNATIONAL UNIVERSITIES, INC.
INTERNATIONAL UNIVERSITY VENTURES, LTD.
LAUREATE PROPERTIES, LLC (DELAWARE)
POST-SECONDARY EDUCATION ACQUISITION CORPORATION
TUITION FINANCE, INC.
WALDEN E-LEARNING, LLC
THE CANTER GROUP OF COMPANIES, LLC
LAUREATE EDUCATION INTERNATIONAL LTD.
CANTER AND ASSOCIATES, LLC
EDUCATIONAL SATELLITE SERVICES, INC.
WALL STREET INTERNATIONAL HOLDINGS — US I, INC.
LEI ADMINISTRATION, LLC
EXETER STREET HOLDINGS LLC

By:	/s/ Robert W. Zentz
	Name:	Robert W. Zentz
	Title:	Vice President and Secretary

LAUREATE BAGBY INVESTORS LLC

By:	LAUREATE EDUCATION, INC., its Sole Member

By:	/s/ Robert W. Zentz
	Name:	Robert W. Zentz
	Title:	Senior Vice President, Secretary and General Counsel

FLEET STREET AVIATION, LLC

By:	/s/ Robert W. Zentz
	Name:	Robert W. Zentz
	Title:	Manager

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President

[Signature Page to Third Indenture]